Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Call	Bobbi Chaville
	Group Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	bobbi.chaville@ros.com

ROSS STORES ANNOUNCES
LONG-TERM MANAGEMENT SUCCESSION PLAN

     Pleasanton, California, August 15, 2012 -- Ross Stores, Inc. (Nasdaq: ROST) announced today that its Board of Directors has approved an updated long-term management succession plan. This includes the Company’s entry into a new employment agreement with Michael Balmuth, Vice Chairman and Chief Executive Officer, extending through May 2016.

     The agreement calls for Mr. Balmuth, 62, to continue as CEO until June 1, 2014, when he will become Executive Chairman. At the same time, the Board expects to elect a new Chief Executive Officer from the Company’s strong bench of very talented and skilled senior executives. The new CEO will report directly to the Board of Directors and assume responsibility for most areas of the business.

     In his new role as Executive Chairman, Mr. Balmuth will remain an active employee of the Company with property development and dd’s DISCOUNTS continuing to report to him. Norman Ferber, the Company’s Chairman of the Board, will become Chairman Emeritus in June 2014, with his current consulting responsibilities to remain unchanged.

     In commenting on behalf of the Board, Norman Ferber said, “Michael Balmuth is an exceptional CEO whose leadership has been instrumental to our long-term success. He has built a team of very knowledgeable and seasoned executives who have been extremely proficient in developing and executing the right strategies for our business. This succession plan will enable us to continue to benefit from Michael’s more than two decades of significant management experience at Ross, while helping to ensure a seamless transition.”

     Michael Balmuth, Vice Chairman and Chief Executive Officer commented, “I have been privileged to work with outstanding people at Ross Stores for the past 23 years – 16 of those as CEO. Together we have profitably grown Ross Dress for Less into the largest off-price apparel and home fashion chain in the United States with almost 1,100 locations, while also successfully launching a new business, dd’s DISCOUNTS, which currently has over 100 stores in eight states.”

     Looking ahead, Mr. Balmuth added, “The Board and I firmly believe this type of management transition will allow us to remain focused on executing the strategies that have been key to our outstanding financial results over the past several years. We are also confident this succession plan will help us continue to maximize future stockholder returns.”

Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected management changes and financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain key executive personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2011 and Form 10-Q and 8-Ks for fiscal 2012. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2011 revenues of $8.6 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,072 locations in 33 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 102 dd’s DISCOUNTS® in eight states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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